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Exhibit 5.2

August 6, 2013

Affiliated Managers Group, Inc.
600 Hale Street
Prides Crossing, Massachusetts 01965

        Re:    AMG Capital Trust III

Ladies and Gentlemen:

        We have acted as special Delaware counsel for AMG Capital Trust III, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

        We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

  (a)
  The Certificate of Trust of the Trust (the "Certificate of Trust"), as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on August 2, 2010, as amended;

  (b)
  The Declaration of Trust (the "Declaration of Trust"), effective as of August 2, 2010, among Affiliated Managers Group, Inc. (the "Company"), John Kingston, III, as administrator and Wilmington Savings Fund Society, FSB (successor by merger to Christiana Bank & Trust Company), as Delaware trustee;

  (c)
  The Registration Statement (the "Registration Statement") on Form S-3, including a prospectus (the "Prospectus") relating to, among other things, the trust preferred securities of the Trust representing beneficial interests in the assets of the Trust (each, a "Trust Preferred Security" and collectively, the "Trust Preferred Securities"), to be filed by the Company and the Trust with the Securities and Exchange Commission on or about the date hereof; and

  (d)
  A Certificate of Good Standing for the Trust, dated the date hereof, obtained from the Secretary of State.

        Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

        As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company.

        With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

        For purposes of this opinion, we have assumed (i) that, at the time the Trust Preferred Securities are issued and sold, an amended and restated declaration of trust which establishes rights and preferences of the Trust Preferred Securities consistent with the terms set forth in the Declaration of Trust will have been duly authorized, executed and delivered by the parties thereto and will be in full force and effect (such amended and restated declaration of trust being referred to herein as the "Trust Agreement"), (ii) that the terms of the Trust Preferred Securities contained in the Trust Agreement will not be inconsistent with the terms contained in the Declaration of Trust, (iii) that the Certificate of Trust and the Trust Agreement will be in full force and effect and will not be amended, except as described in (i) above and (xi) below, (iv) the due organization or due formation, as the case may be, and valid existence in good standing of each party (other than the Trust) to the documents examined by us and each party to the Trust Agreement under the laws of the jurisdiction governing its organization or formation, (v) the legal capacity of natural persons who are signatories to the documents examined by us and to the Trust Agreement, (vi) that each of the parties to the documents examined by us and to the Trust Agreement has the power and authority to execute and deliver, and to perform its obligations under, such documents and the Trust Agreement, (vii) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (viii) the receipt by each Person to whom a Trust Preferred Security is to be issued by the Trust (collectively, the "Trust Preferred Security Holders") of a Trust Preferred Security Certificate for such Trust Preferred Security and the payment for such Trust Preferred Security, in accordance with the Trust Agreement and the Registration Statement, (ix) that the Trust Preferred Securities will be authenticated, issued and sold to the Trust Preferred Security Holders in accordance with the Trust Agreement and the Prospectus, (x) that, if the Trust Preferred Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Trust Preferred Securities has been duly authorized, executed and delivered by the Trust and the other parties thereto, (xi) that the trustees to be named in the Trust Agreement, will have been duly appointed and any required amendment to the Certificate of Trust will have been filed with the Secretary of State. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

        This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

        Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1.     The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.

          2.     The Trust Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, legally issued, fully paid and non-assessable undivided beneficial interests in the assets of the Trust.

          3.     The Trust Preferred Security Holders, as beneficial owners of the Trust will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Trust Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.
Richards, Layton & Finger, P.A.

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  Exhibit 5.2